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                                                    Exhibit  10.14
               Sta-Rite Industries, Inc.

       Officers' Incentive Compensation Plan

                       1994



I.     Objectives

       The principal objectives of the Plan are:

       A. To motivate and to provide incentive for key officers of Sta-Rite to achieve superior operating results for the benefit of both customers and stockholders.

       B.   To assist in the retention of quality senior management.

       C. To yield competitive total compensation levels when performance goals are attained.

II.    ELIGIBILTY

       Participation in the Plan is limited to designated officers of Sta-Rite Industries, Inc. The Chief Executive Officer, WICOR will be responsible for recommending eligibility changes to the Compensation Committee of the Board of Directors of WICOR, Inc.


III.   AMOUNT OF POTENTIAL AWARD

       A. The minimum, target and maximum award opportunities for each officer level position, as a percentage of base salary, are as follows:

CAPTION>
                                                         Award as Percent of Base Salary
                                                    -----------------------------------------
               Position                  Minimum              Target                Maximum
           -----------------           -----------         ------------          ------------
           President and COO                0%                   40%                 60.0%
           VP                               0%                   30%                 45.0%

       B. Only 50% of the President and COO's award opportunity will be determined according to the provisions of this Plan.
            Of that 50%, 67% will be determined by Net Income and 33% will be determined by Return on Assets. The remaining 50% will be determined based on the WICOR Officers' Incentive Compensation Plan.
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IV.    PERFORMANCE CRITERIA AND OBJECTIVE SETTING

       A. Participants' bonus opportunity is based on consolidated Company performance.

       B.   Total bonus opportunity is further based on the following:

            -   50% net earnings (dollars)
            -   25% return on total assets
            -   25% individual

            Therefore, 75% of the total bonus opportunity is based on financial results (formula); and 25% is based on individual performance.

            The individual portion of the incentive payout will be based on the individual's overall performance as measured against previously identified and agreed upon goals and objectives. The award may vary up to 150% of the individual performance portion of the target award, and will be determined and paid independently of Company financial performance.

       C. If the Compensation Committee of WICOR, Inc. determines that corporate performance was inadequate, it may exercise discretion to reduce or eliminate any or all bonus payments.

       D.   Formula bonus objectives are:


            1.   Total Company

                 A. Net earnings: defined as absolute dollars of reported net earnings (after-tax) of the Company for the Plan year.

                 B. Return on total assets: defined as reported net earnings (after-tax) divided by average (twelve months) total assets (both current and non-current) of the Company for the Plan year.

            2. The specific target levels will be changed from year to year to reflect the changing emphasis of the business plan. Specific target levels for 1994 are set forth on
                 Exhibit 14.a.

V.     PERFORMANCE PERIOD

       Company performance goals will be for the 1994 calendar year.


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VI.    BONUS AWARD DETERMINATION

       A. Each year management will establish appropriate formula performance levels for minimum, target and maximum bonus awards.

       B. As noted in Section III A, the target bonus amount for the President and COO is 40% of salary and the target bonus for all other officers is 30% of salary.

       C. Bonus awards for formula and discretionary portions will be evaluated and computed separately.

            1. Formula bonus awards will be determined based on achieving the performance levels indicated in the following schedule:

                                                         Level of
                            Performance                  Objective                 Percent of
                               Level                     Achieved                Target Awarded
                  ------------------------           -----------------          ----------------
                  Less than Threshold                  Less than 75%                   0.0%
                  Threshold                                 75%                        1.0%
                  Target                                   100%                      100.0%
                  Maximum                                  120%                      150.0%

               For performance between Threshold and Target or between Target and Maximum, award calculations will be pro-rated on a linear basis.

VII.   FORM AND TIMING OF AWARD PAYMENTS

       A. Awards will be determined and paid as soon as practical after the close of the Plan year.

       B. At each participant's discretion and with the concurrence of the Compensation Committee of WICOR, Inc., awards may be paid in one of three ways:

            1.   Lump sum.

            2. Partly in lump sum, and the remainder in deferred annual installments.

            3.   Completely in deferred annual installments.

       C. The Company will offer a deferred payment option to those officers who prefer not to receive their awards in current cash, following these guidelines:
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            1.   Deferred incentive award payments will be carried as an
                 accrued liability with an interest rate (three-year treasury bill rate) credited each year.

            2. Deferral elections must be made prior to the end of the performance period, and a definite time period for deferral must be specified.

VIII.    PLAN ADMINISTRATION

       A.   Compensation Committee:

            1. The Plan will be administered by the Compensation Committee of the Board of Directors of WICOR, Inc. ("Committee").

            2. The Committee's administration is subject to approval of the Board of Directors of WICOR, Inc.

            3. The decisions of the board are final and binding on all participants.

            4. The Board retains the right to terminate or amend the Plan as it may deem advisable.

       B.   Partial Year Participation:

            1. Participants must be employed by the Company on the last day of the Plan year in order to receive an incentive award for that year. However, once earned, the award will be paid to a participant regardless of whether he/she is employed by the Company on the date payment is made.

            2. Awards for part year participants will be pro-rated based on the proportion of the year that the participant was in the Plan. This includes participants who terminate employment due to death, disability or retirement.

            3. Participants who terminate employment with the Company prior to the last day of the Plan year shall forfeit all rights to an incentive award payment under the Plan except for terminations due to death, retirement or disability.

            4. A participant is deemed to be disabled if he/she becomes eligible for benefits under the Company's Long Term Disability Plan.



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                                                     Exhibit 10.14a

                 Sta-Rite Industries, Inc.
                Incentive Compensation Plan
              Formula Performance Goals - 1994

                  Performance Goal:              Net Earnings ($000)            Return on Assets
                  -----------------              -------------------            ----------------
                  Minimum                             $   7,500                       4.50%
                  Target                              $  10,000                       6.00%
                  Maximum                             $  12,000                       7.20%

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